    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1999
                                                     Registration No. 333-______

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------


                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
             (Exact name of Registrant as specified in its charter)

                             Maryland                                                       54-1681655
                     (State of Incorporation)                                            (I.R.S. Employer
                                                                                        Identification No.)

                               2345 Crystal Drive
                     Crystal City, Arlington, Virginia 22202
                                 (703) 920-8500
               (Address, including zip code and telephone number,
                 including area code, of Registrant's principal
                               executive offices)
                            ------------------------

                             Ernest A. Gerardi, Jr.
                                    President
                    Charles E. Smith Residential Realty, Inc.
                               2345 Crystal Drive
                     Crystal City, Arlington, Virginia 22202
                                 (703) 920-8500
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

                          J. Warren Gorrell, Jr., Esq.
                            Bruce W. Gilchrist, Esq.
                             Hogan & Hartson L.L.P.
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                                 (202) 637-5600
                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|.

                            ------------------------

                                        CALCULATION OF REGISTRATION FEE (1)
--------------------------- ------------------------- ------------------------ ------------------------- ------------------------
                                                         Proposed Maximum          Proposed Maximum
     Title of Shares              Amount to be            Aggregate Price             Aggregate                 Amount of
     to be Registered              Registered              Per Share (1)          Offering Price (1)         Registration Fee
--------------------------- ------------------------- ------------------------ ------------------------- -------------------------
--------------------------- ------------------------- ------------------------ ------------------------- -------------------------
Common  Stock,   $.01  par
value per share(2)                   694,586                  $31.46875                 $21,857,753.19           $5,770.45
--------------------------- ------------------------- ------------------------ ------------------------- -------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on December 16, 1999.

(2) Includes associated rights to purchase Series D Junior Participating Preferred stock.

------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1999

[GRAPHIC OMITTED]
                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
PROSPECTUS
                         694,586 SHARES OF COMMON STOCK


                  The persons listed herein may offer and sell from time to time up to 694,586 shares of our common stock under this prospectus. We refer to these persons as the selling shareholders. Our registration of the offered shares does not mean that any of the selling shareholders will offer or sell any of the offered shares. We will receive no proceeds of any sales of the offered shares by the selling shareholders.

                  The selling shareholders may sell the offered shares in public or private transactions, on or off the New York Stock Exchange, at prevailing prices or at privately negotiated prices. The selling shareholders may sell the offered shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

                      Our common stock is listed on the New York Stock Exchange
                  under the trading symbol "SRW."


                      CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE __
                  IN THIS PROSPECTUS FOR FACTORS THAT ARE RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                               ------------------------------

                      The information contained in this prospectus is not
                  complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any state where the offer or sale is unlawful.


                      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
                  STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                    DECEMBER __, 1999

                                TABLE OF CONTENTS

                                                                                                PAGE

              PROSPECTUS SUMMARY.................................................................   1
                  Forward-Looking Information....................................................   1
                  The Company....................................................................   1
                  The Offered Shares.............................................................   2
                  Important Risks in Owning Our Common Stock.....................................   2
                  Tax Status of the Company......................................................   2
              RISK FACTORS.......................................................................   4
                  Some of Our Policies May Be Changed Without a Vote of Shareholders.............   4
                  Provisions of Our Charter Could Inhibit Changes of Control.....................   4
                  Our Ability to Issue Preferred Shares Could Inhibit Changes of Control.........   4
                  Maryland Law Limits Changes of Control.........................................   4
                  We Have Adopted a Shareholder Rights Plan Which Could Delay or Prevent a
                      Change of Control..........................................................   4
                  We Have a Share Ownership Limit................................................   4
                  The Large Number of Shares Available for Future Sale Could Adversely Affect
                      the Market Price of Our Common Stock.......................................   4
                  Changes in Market Conditions Could Adversely Affect the Market Price of Our
                      Common Stock...............................................................   4
                  Our Earnings and Cash Distributions Will Affect the Market Price of Our Common
                      Stock......................................................................   4
                  Market Interest Rates and Low Trading Volume May Have an Effect on the Value
                      of Our Common Stock........................................................   4
                  We Believe, but Cannot Guarantee, that We Qualify as a REIT....................   4
                  Our Failure to Qualify as a REIT Would Have Serious Adverse Consequences.......   4
                  We May Need to Borrow Money to Qualify as a REIT...............................   4
                  We Are Subject To Some Taxes Even If We Qualify as a REIT......................   4
                  Holders Will Be Subject to the Operational Risks of Our Business...............   4
              DESCRIPTION OF CAPITAL STOCK.......................................................   8
                  General Rights of Common Stock.................................................   8
                  Preferred Shares...............................................................   8
                  Classification and Removal of Board of Directors;
                      Other Provisions...........................................................  10
                  Special Statutory Requirements for Certain Transactions........................  10
                  Restrictions on Transfer; Excess Stock.........................................  11
                  Transfer Agent and Registrar...................................................  13
              REGISTRATION RIGHTS................................................................  13
              SELLING SHAREHOLDERS...............................................................  14
              FEDERAL INCOME TAX CONSIDERATIONS..................................................  15
                  General........................................................................  15
                  Our Tax Treatment..............................................................  15
                  Requirements for Qualification As a REIT.......................................  16
                  Tax Aspects of Our Investments in Smith L.P. and Property Service Businesses...  20
                  Taxation of Shareholders.......................................................  21
                  Other Tax Considerations.......................................................  26
              PLAN OF DISTRIBUTION...............................................................  28
              WHERE YOU CAN FIND MORE INFORMATION................................................  28
              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................................  28
              EXPERTS............................................................................  29
              LEGAL MATTERS......................................................................  30

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS COMMON STOCK OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND FEDERAL INCOME TAX CONSIDERATIONS.

FORWARD-LOOKING INFORMATION

     THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. WHENEVER YOU SEE THE WORDS "BELIEVES," "ANTICIPATES," AND "EXPECTS" AND SIMILAR WORDS INDICATING UNCERTAINTY, YOU SHOULD REMEMBER THAT THE STATEMENTS ARE ASSUMPTIONS. THESE ASSUMPTIONS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL FINANCIAL RESULTS OR MANAGEMENT PLANS AND OBJECTIVES TO DIFFER MATERIALLY FROM THOSE PROJECTED OR EXPRESSED IN THIS PROSPECTUS. FOR EXAMPLE, SUCH DIFFERENCES MAY OCCUR BECAUSE OF CHANGES IN:

- NATIONAL AND REGIONAL ECONOMIC CONDITIONS (ESPECIALLY IN MULTIFAMILY PROPERTY OCCUPANCIES AND RENTAL GROWTH IN THE WASHINGTON, D.C. METROPOLITAN AREA);

-        OUR ABILITY TO IDENTIFY AND SECURE ADDITIONAL PROPERTIES AND PROPERTY
         LOCATIONS;

- THE EFFECT OF PREVAILING MARKET INTEREST RATES AND THE PRICING OF OUR COMMON STOCK;

-        THE ACCEPTANCE OF OUR FINANCING PLANS BY THE CAPITAL MARKETS; AND

- OTHER RISKS WHICH MAY HAVE BEEN OR WILL BE DISCUSSED IN THIS PROSPECTUS OR IN OUR OTHER FILINGS WITH THE SEC.

WE RECOMMEND THAT YOU CONSIDER CAREFULLY THE RISKS OF SUCH ASSUMPTIONS BEFORE MAKING ANY INVESTMENT IN OUR COMMON STOCK.

     WE ARE NOT OBLIGATED TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS. WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

                                   THE COMPANY

     As a self-managed equity REIT, we acquire, develop, manage and operate multifamily properties primarily in the Washington, D.C., Chicago, Boston, and Southeastern Florida metropolitan areas. We are a fully integrated real estate organization with in-house acquisition, development, financing, marketing, property management and leasing expertise. Our primary strategy for growth is to acquire, develop, own and manage high quality multifamily properties to generate long-term income and increases in value.

     We are the sole general partner of Smith L.P. As of November 30, 1999, we owned approximately 59.8% of its outstanding units. Smith L.P. and its subsidiaries own all of our properties, property interests and business assets.

     As of November 30, 1999, we owned all or a portion of 58 multifamily apartment communities with a total of 25,169 units. 49 of the properties were located in the Washington, D.C. metropolitan area, two in the Boston metropolitan area, six in the Chicago metropolitan area and one in the Southeast Florida area. We currently have approximately 1,800 units under construction and approximately 1,200 additional units under construction which are subject to pre-purchase agreements. We also manage approximately 2,800 additional apartment units for other property owners. Besides our residential properties, we own two retail centers in the Washington, D.C.
metropolitan area with approximately 436,000 square feet of retail space.

     Our principal executive offices are located at 2345 Crystal Drive, Arlington, Virginia 22202 and our telephone number is (703) 920-8500.

                               THE OFFERED SHARES

     This prospectus relates to 694,586 shares of our common stock that may be sold by the Selling Shareholders.

                   IMPORTANT RISKS IN OWNING OUR COMMON STOCK

     Before you decide to invest in our common stock, you should read the "Risk Factors" section, which begins on page 4 of this prospectus.

                            TAX STATUS OF THE COMPANY

     We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe that we qualify for taxation as a REIT and generally will not be subject to federal income tax on net income that we distribute to our shareholders. We currently are required, among other things, to distribute at least 95% of our taxable income, excluding any net capital gain. For our taxable years beginning after December 31, 2000, this agreement will be relaxed but we still will be required to distribute 90% of this amount. Even if we qualify to be taxed as a REIT, we are subject to certain federal, state and local taxes on our income and property and to federal income and excise tax on the income we do not distribute. In addition, the operating

                                      -2
companies in which we own 99% non-voting interests are subject to federal, state and local income taxes. See "Federal Income Tax Considerations" for a more detailed explanation.

                                  RISK FACTORS


         IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS.

         SOME OF OUR POLICIES MAY BE CHANGED WITHOUT A VOTE OF SHAREHOLDERS. Our Board of Directors establishes many of our major policies, including those relating to investment, financing, growth, acquisitions, development, debt capitalization and distributions. Although the Board of Directors currently has no intention to amend or revise these and other policies, it may do so from time to time without a vote of our shareholders. In order to change our policy of seeking to maintain our REIT qualification status, however, we must have the approval of our shareholders. Changes in our policies may not fully serve the interests of all shareholders.

         PROVISIONS OF OUR CHARTER COULD INHIBIT CHANGES OF CONTROL. There are provisions of our charter that may delay or otherwise limit the ability of outside parties to acquire control of us or engage in some other transaction. These charter provisions include three-year staggered terms for directors, the authority of the Board of Directors to classify capital stock into one or more series having special preferences without shareholder approval, and a 9.8% share ownership limit. See "-- We Have a Share Ownership Limit" below. These limitations could prevent us from entering into a change of control transaction or other transaction that could be in the best interests of our shareholders.

         In addition, we cannot merge, consolidate or engage in any combination with another person or sell all or substantially all of our assets unless the transaction includes a merger of, or a sale of assets by, Smith L.P., which may require approval of the holders of a majority of the units. We currently hold approximately 59.8% of the common units in Smith L.P. This voting requirement might limit the possibility for acquisition or change in control, even if a change in control were in our shareholders' interest. In this regard, the holders of units might incur different, and more adverse, tax consequences as a result of an acquisition or change in control that could motivate them to oppose a transaction that is in the shareholders' interest.

         OUR ABILITY TO ISSUE PREFERRED SHARES COULD INHIBIT CHANGES OF CONTROL. Our charter authorizes the Board of Directors to issue preferred shares and to establish the preferences and rights of any preferred shares issued, including the right to vote and the right to convert them into shares of common stock. This power to issue preferred shares could have the effect of delaying or preventing a change in control even if a change in control were in our shareholders' interest. As of November 30, 1999, we had outstanding six series of preferred shares. The preferred shares outstanding rank senior to the common stock with respect to dividend rights and distributions upon liquidation, dissolution and winding up. We are subject to the risks normally associated with preferred equity financing, including the risk that our cash flow will be insufficient to meet the required payments on the shares.

         MARYLAND LAW LIMITS CHANGES OF CONTROL. Provisions of Maryland corporate law prohibit "business combinations," including issuances of equity securities, between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation's shares of capital stock, or an "interested stockholder," unless the transaction is approved by 80% of the corporation's outstanding voting shares. In addition, an interested stockholder may not engage in a business combination for five years following the date he became an interested stockholder. Except as described below, we are subject to these provisions. As a result, a change in control or other transaction that may provide our shareholders with a premium or which might otherwise be in their best interests may be prevented or delayed.

         Our charter, as is permitted by Maryland corporate law, exempts any business combination involving Messrs. Smith and Kogod and persons affiliated or acting in concert with them. Consequently, Messrs. Smith and Kogod and their affiliates are permitted to enter into business combinations with us without the supermajority shareholder approval otherwise required by Maryland law.

         WE HAVE ADOPTED A SHAREHOLDER RIGHTS PLAN WHICH COULD DELAY OR PREVENT A CHANGE OF CONTROL. Our rights plan provides, among other things, that if a person or group attempts to acquire 15% or more of our common stock on terms not approved by our Board of Directors, shareholders will be entitled to purchase shares of our stock, subject to our charter's ownership limit. These purchase rights would cause substantial dilution to a person or group that acquires or attempts to acquire 15% or more of our common stock in this manner and, as a result, could delay or prevent a change in control or other transaction that could provide our shareholders with a premium over the then-prevailing market price of their shares or which might otherwise be in their best interests.

         WE HAVE A SHARE OWNERSHIP LIMIT. Primarily to assist us in maintaining our REIT qualification, our charter limits ownership of the issued and outstanding shares of capital stock by any single shareholder to 9.8% of our outstanding capital stock. The attribution provisions of the federal tax laws that are used in applying the ownership limit are complex. They may cause a shareholder to be considered to own the stock of a number of related shareholders. The ownership limit could inhibit changes of control.

         THE LARGE NUMBER OF SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK. As of November 30, 1999, we had outstanding approximately 20.7 million shares of common stock tradable without restriction and had reserved for resale 15.7 million additional shares of common stock for possible issuance upon redemption of units and 6.8 million shares for possible issuance upon conversion of outstanding preferred stock. In addition, we have reserved a number of shares available for possible issuance under our employee benefit plans filed with the SEC. We may issue additional shares of common stock and securities convertible into shares of common stock in the future. We cannot predict the effect that future sales of shares of common stock, or the perception that such sales could occur, will have on the market prices of our shares.

         CHANGES IN MARKET CONDITIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK. As with other publicly traded securities, the value of our common stock depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our common stock are:

         -        the extent of institutional investor interest in us;
         -        the reputation of REITs and residential REITs generally;
         - the attractiveness of our equity securities in comparison to other equity securities, including equity securities issued by other real estate companies; and
         -        our financial condition and performance.

         OUR EARNINGS AND CASH DISTRIBUTIONS WILL AFFECT THE MARKET PRICE OF OUR COMMON STOCK. We believe that the market value of a REIT's equity securities is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our shares may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our shares. In addition, we are subject to the risk that our cash flow will be insufficient to meet the required payments on our preferred shares. Our failure to meet the market's expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our shares.

         MARKET INTEREST RATES AND LOW TRADING VOLUME MAY HAVE AN EFFECT ON THE VALUE OF OUR COMMON STOCK. One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on those shares, as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of our shares may expect a higher annual distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. This could cause the market price of our common stock to go down. In addition, although our common stock is listed on the New York Stock Exchange, the daily trading volume of our shares may be lower than the trading volume for certain other industries. As a result, our investors who desire to liquidate substantial holdings may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market value of the shares.

         WE BELIEVE, BUT CANNOT GUARANTEE, THAT WE QUALIFY AS A REIT. We believe we qualify as a REIT and generally will not be subject to federal income tax on net income that we distribute to our shareholders. However, our qualification as a REIT involves the application of technical and complex tax rules. For instance, if we own a company's securities, we cannot qualify as a REIT unless the value of those securities does not exceed 5% of the total value of our assets. We believe that we meet this requirement, but this belief is based on our analysis of the value of each of the corporations that conduct our property service businesses and on our conclusion that each of these corporations will be respected as a separate corporation. Also, to qualify as a REIT, we cannot own more than 10% of a company's voting securities. We also believe that we meet this requirement, but this belief is based on our conclusion that the shares of stock that we own in each of the property service businesses are not voting securities. We cannot guarantee that the IRS will agree with us on these points.

         Furthermore, for our taxable years beginning after December 31, 2000, we will be precluded from owning more than 10% of the value of a company's securities unless the company elects to be a taxable REIT subsidiary. The securities of the property service businesses might be excepted from this rule, but if they are not, then these corporations would have to make the taxable REIT subsidiary election. We hold more than 10% of the value of the securities of each of the property service businesses. At least two of our subsidiaries will make the taxable REIT subsidiary election because they will otherwise not be excepted from the 10% value test, but we have not yet made a determination as to the others.

         Moreover, our ability to qualify as a REIT may depend on facts and circumstances that may not be within our control. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, it is possible that new tax laws or new interpretations of existing tax laws will affect both our ability to qualify as a REIT and the tax consequences of REIT qualification. For example, the asset costs approved above will be offered for our taxable years beginning after December 31, 2000. We believe we will satisfy the modified tests but we may need to change the tax status of one or more of our subsidiaries to do so. For all of these reasons, we cannot guarantee that we currently qualify or will be able to remain qualified as a REIT.

         OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES. If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates. This additional tax would significantly reduce the cash we would have available to distribute to our shareholders and could reduce significantly the value of our common stock. In addition, if we fail to qualify as a REIT, we may be disqualified from electing to be treated as a REIT for the next four taxable years.

         WE MAY NEED TO BORROW MONEY TO QUALIFY AS A REIT. To obtain the favorable tax treatment associated with REITs, we currently are required each year to distribute to our shareholders at least 95% (90% for years beginning after December 31, 2000) of our net taxable income, excluding net capital gain. For our taxable years beginning after December 31, 2000, this requirement will be relaxed but we still will be required to distribute 90% of this amount. Differences in timing between when we receive income and when we have to pay expenses could require us to borrow money to meet this requirement. The impact of large expenses also could have this effect. We might need to borrow money even if we believe that market conditions are not favorable for borrowing.

         WE ARE SUBJECT TO SOME TAXES EVEN IF WE QUALIFY AS A REIT. Even if we qualify as a REIT, we are subject to some federal, state and local taxes on our income and property. For example, we pay tax on certain types of income that we do not distribute. Also, our income derived from properties located in the District of Columbia is subject to local tax and our net income from some prohibited transactions will be subject to a 100% tax. In addition, we derive income from the property service businesses, whose income is subject to federal, state and local income tax. It should be noted that the property service businesses currently take steps to limit their tax liability. If any one of these corporations is required to elect to be treated as a taxable REIT subsidiary, its ability to limit its tax liability will be reduced.

         HOLDERS WILL BE SUBJECT TO THE OPERATIONAL RISKS OF OUR BUSINESS. An investment in our common stock will be subject to the various operational risks of our business. These risks include the following:

         - Our performance and ability to make distributions to our shareholders are subject to risks associated with the real estate industry. In particular --

                  - We are dependent on the Washington, D.C. metropolitan area market.

                  - We may be unable to renew leases or relet space as leases expire.

                  -        New acquisitions may fail to perform as expected.

                  - Because real estate investments are illiquid and we are subject to other restrictions, we may not be able to sell properties when appropriate.

                  - Our properties may be subject to federal, state or local regulations that could adversely affect distributions to our shareholders.

                  - Environmental problems are possible and can be costly.

                  - Our properties in the District of Columbia are subject to special tenants rights that may impede our sale of those properties.

                  -        Some potential losses are not covered by insurance.

         - Debt financing, financial covenants, the amount or percentage of our debt and increases in interest rates could adversely affect our economic performance for the following reasons, among others --

                  - Our charter does not limit the amount or percentage of debt that we may incur and this amount or percentage of debt may limit our ability to obtain additional financing.

                  - Our policy to limit debt may not ensure that we can incur and continue to make expected distributions to shareholders.

                  - We may not be able to refinance our debt on favorable terms or make large payments on debt when our debts become due.

                  - Rising interest rates could adversely affect our cash flow.

         - Our reliance on the property service businesses, where we lack voting control, may adversely affect our shareholders. These property services businesses, which provide management, leasing, financing, insurance, engineering and technical services, and tenant construction and renovation services, are conducted by three operating companies in which Smith L.P. has a 99% economic interest but does not own voting stock.

         - We are dependent on our key personnel with whom we do not have employment agreements and for whom we do not have "key-person" life insurance.


                          DESCRIPTION OF CAPITAL STOCK

        As of November 30, 1999, our authorized capital stock was 145,000,000 shares. Those shares consisted of: (a) 80,000,000 shares of common stock, (b) 45,000,000 shares of excess stock, (c) 8,123,095 shares of classified preferred stock, (d) 10,807,376 shares of undesignated preferred stock and (e) 1,069,529 shares which are not classified. Our charter gives the Board of Directors the authority to issue, without a shareholder vote, shares of capital stock in one or more series and to determine the rights of each series, including preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption. Such terms are fully described in the articles supplementary to the charter adopted by the Board of Directors.

         The following description of the terms and provisions of our shares of capital stock and certain other matters is not complete. The description is qualified by the applicable provisions of Maryland law and our charter, which is on file with the SEC as an exhibit to the registration statement of which this prospectus is a part.

GENERAL RIGHTS OF COMMON STOCK

         Each holder of common stock is entitled to one vote at shareholder meetings for each share of common stock he owns. Neither our charter nor our bylaws provide for cumulative voting for the election of directors. Subject to the prior rights of any series of preferred stock that may be classified and issued, holders of our common stock are entitled to receive, pro-rata, any dividends declared by the Board of Directors out of legally available funds, and are also entitled to share, pro-rata, in any other distributions to shareholders. We pay quarterly dividends on our common stock and expect to continue to do so. We depend upon distributions from Smith L.P. to fund our dividends to shareholders.

         Holders of common stock do not have any preemptive rights or other rights to subscribe for additional shares.

PREFERRED SHARES

         As of November 30, 1999, we have six series of preferred stock outstanding. Each series of outstanding preferred stock ranks senior to the common stock with respect to dividend rights and distributions upon our liquidation, dissolution and winding up. The following are the principal terms of each series of outstanding preferred stock:

         -        SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK:
                  There are 2,640,325 Series A Preferred Shares outstanding. The Series A Preferred Shares have a liquidation preference of $27.08 per share. Dividends on the Series A Preferred Shares are cumulative from the date of original issue and are payable quarterly at the greater of the rate declared on the common stock or an annual rate of $2.02 per share. We cannot redeem the Series A Preferred Shares prior to May 15, 2003. On or after May 15, 2003, we, at our option, may redeem the Series A Preferred Shares for cash at a price of $27.08 per share, plus accrued and unpaid dividends. Under certain circumstances, we may elect to redeem the Series A Preferred Shares with common stock at the then market price of the common stock. A holder of Series A Preferred Shares may convert the Series A Preferred Shares into shares of common stock on a one-for-one basis, subject to certain limitations.

         - SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK: There are 500 Series C Preferred Shares outstanding. The Series C Preferred Shares have a liquidation preference of $100,000 per share and an initial annual dividend of $7,910 per share (7.91% of purchase price). If the securities receive an investment grade rating, the dividend will decrease to $7,660 per share. Dividends are cumulative and are payable quarterly. We may redeem Series C Preferred Shares after February 1, 2028, at the liquidation preference plus accrued dividends.

         -        SERIES E CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK:
                  There are 684,931 Series E Preferred Shares outstanding. The Series E Preferred Shares have a liquidation preference of $36.50 per share. Dividends on the Series E Preferred Shares are cumulative from the date of original issue (July 13, 1999)and are payable quarterly at the greater of the rate declared on the common stock or an annual rate of $2.82875 per share for the first year (beginning from the original issue date up to and including the first anniversary of the original issue date), $3.01125 for the second year after the original issue date and $3.1025 for the third year after the original issue date. We cannot redeem the Series E Preferred Shares prior to July 13, 2002. On or after July 13, 2002, we, at our option, may redeem the Series E Preferred Shares for cash at a price of $36.50 per share, plus accrued and unpaid dividends. Under certain circumstances, the Company may elect to make such redemption with common stock at the then market price of the common stock. A holder of Series E Preferred Shares may convert the Series E Preferred Shares into shares of common stock on a one-for-one basis, subject to certain limitations.

         -        SERIES F CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK:
                  There are 666,667 Series F Preferred Shares outstanding. The Series F Preferred Shares have a liquidation preference of $37.50 per share. Dividends on the Series F Preferred Shares are cumulative from the date of original issue (October 1, 1999) and are payable quarterly at the greater of the rate declared on the common stock or an annual rate of $2.90625 per share for the first year (beginning from the original issue date up to and including the first anniversary of the original issue date), $3.09375 for the second year after the original issue date and $3.1875 for the third year after the original issue date. We cannot redeem the Series F Preferred Shares prior to October 1, 2004. On or after October 1, 2004, we, at our option, may redeem the Series F Preferred Shares for cash at a price of $37.50 per share, plus accrued and unpaid dividends. Under certain circumstances, the Company may elect to make such redemption with common stock at the then market price of the common stock. A holder of Series F Preferred Shares may convert the Series F Preferred Shares into shares of common stock on a one-for-one basis, subject to certain limitations.

         -        SERIES G CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK:
                  There are 641,026 Series G Preferred Shares outstanding.
                  The Series G Preferred Shares have a liquidation preference of $39.00 per share. Dividends on the Series G Preferred Shares are cumulative from the date of original issue (November 5, 1999) and are payable quarterly at the greater of the rate declared on the common stock or an annual rate of $3.0225 per share for the first year (beginning from the original issue date up to and including the first anniversary of the original issue date), $3.2175 for the second year after the original issue date and $3.315 for the third year after the original issue date. We cannot redeem the Series G Preferred Shares prior to November 5, 2005. On or after November 5, 2005, we, at our option, may redeem the Series G Preferred Shares for cash at a price of $39.00 per share, plus accrued and unpaid dividends. Under certain circumstances, the Company may elect to make such redemption with common stock at the then market price of the common stock. A holder of Series G Preferred Shares may convert the Series G Preferred Shares into shares of common stock on a one-for-one basis, subject to certain limitations.

         -        SERIES H CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK:
                  There are 2,200,000 Series H Preferred Shares outstanding. The Series H Preferred Shares have a liquidation preference of $25.00 per share. Dividends on the Series H Preferred Shares are cumulative from the date of original issue (September 13, 1999) and are payable quarterly at the greater of the rate declared on the common stock or an annual rate of $2.03125 per share. We cannot redeem the Series H Preferred Shares prior to September 13, 2004. On or after September 13, 2004, we, at our option, may redeem the Series H Preferred Shares for cash at a price of $25.00 per share, plus accrued and unpaid dividends. Under certain circumstances, the Company may elect to make such redemption with common stock at the then market price of the common stock. A holder of Series H Preferred Shares may convert the Series H Preferred Shares into shares of common stock at a conversion rate of approximately 0.65 shares of common stock per Series H Preferred Share, subject to certain limitations.

CLASSIFICATION AND REMOVAL OF BOARD OF DIRECTORS; OTHER PROVISIONS

         Our charter divides the Board of Directors into three classes, with each class to consist of an equal number of the directors or to the nearest extent possible. The terms of office of one class of directors (3 directors) will expire at the 2000 annual meeting of shareholders; the term of the second class of directors (2 directors) will expire at the 2001 annual meeting of shareholders; and the term of the third class of directors (3 directors) will expire at the 2002 annual meeting of shareholders. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three year term, and the directors in the other two classes will continue in office. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of shareholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

         Our charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than common stock, directors may be removed only for cause and only by the affirmative vote of shareholders holding at least 80% of all the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the affirmative vote of the remaining directors and, in the case of a vacancy resulting from the removal of a director, by the shareholders by a majority of the votes entitled to be cast for the election of directors. A vote of shareholders holding at least 80% of all the votes entitled to be cast thereon is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing classified board and director removal provisions. Under our charter, the power to amend our bylaws is vested exclusively in the Board of Directors, and the shareholders will not have any power to adopt, alter or repeal the bylaws absent amendment to our charter. These provisions may make it more difficult and time consuming to change majority control of our Board of Directors and, thus, reduce our vulnerability to an unsolicited proposal for a takeover or the removal of incumbent management.

         Because the Board of Directors has the power to establish the preferences and rights of additional series of capital stock without further shareholder vote, the Board of Directors may give the holders of any series of capital stock preferences, powers and rights, voting or otherwise, senior to those of holders of common stock. The issuance of any such senior capital stock could have the effect of delaying or preventing a change in control of the Company.

SPECIAL STATUTORY REQUIREMENTS FOR CERTAIN TRANSACTIONS

         BUSINESS COMBINATION STATUTE. The MGCL establishes special requirements with respect to "business combinations" between Maryland corporations and "Interested Shareholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a Company and an Interested Shareholder and requires a supermajority vote for such transactions after the end of the five-year period.

         "Interested Shareholders" are all persons owning beneficially, directly or indirectly, more than 10% of the outstanding voting stock of the Maryland corporation. "Business Combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to Interested Shareholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an Interested Shareholder or its affiliates for a period of five years after the date on which the shareholder first became an Interested Shareholder. Thereafter, the transaction may not be consummated unless recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the Interested Shareholder. A Business Combination with an Interested Shareholder that is approved by the board of directors of a Maryland corporation at any time before an Interested Shareholder first becomes an Interested Shareholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Shareholders. Any such amendment is not effective until 18 months after the vote of shareholders and does not apply to any Business Combination of a corporation with a shareholder who was an Interested Shareholder on the date of the shareholder vote.

         As permitted by Maryland law, we have exempted from the Maryland business corporation statute any Business Combination with Messrs. Smith or Kogod, and all persons, firms and corporations affiliated with, or acting in concert or as a group with, either of them, as well as any Business Combination that involves the redemption of Units for shares of common stock.

         CONTROL SHARE ACQUISITION STATUTE. Maryland law imposes limitations on the voting rights in a "control share acquisition." The Maryland statute defines a "control share acquisition" at the 20%, 33-1/3% and 50% acquisition levels, and requires a 2/3 shareholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquirer generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person
(a) posts a bond for the cost of a meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or by-laws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an acquiring person statement is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the charter or by-laws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares that result in the acquiring person having majority voting power, then minority shareholders have appraisal rights. An acquisition of shares may be exempted from the control share statute, provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. Our charter provides that any acquisition of our shares of capital stock that is not prohibited by the terms of the restrictions on transfer described below under "--

                  Restrictions on Transfer; Excess Stock" is exempted from the provisions of the control share acquisition statute.

RESTRICTIONS ON TRANSFER; EXCESS STOCK

         OWNERSHIP LIMITS. Our charter restricts the number of shares of capital stock that individual shareholders may own. For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (which is defined in the Code to include certain entities) during the last half of a taxable year. In addition, the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (together with the restriction referred to in the preceding sentence, the "Existing Holder Limit"). Our charter restricts certain acquisitions of capital stock, including common stock, in order to comply with these requirements. These restrictions are also intended to inhibit changes of control of the Company.

         Subject to certain exceptions specified in our charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") in number or value of the issued and outstanding shares of common stock. The Board of Directors in its discretion may waive the Ownership Limit or the Existing Holder Limit with respect to a holder that is an entity (but not an individual) if such holder's ownership will not then or in the future jeopardize our status as a REIT.

         Messrs. Smith and Kogod, members of their families and entities that they control are subject to the Ownership Limit, and they also are subject to certain additional special ownership limitations. Messrs. Smith and Kogod, members of their families and entities that they control are prohibited from acquiring additional shares of common stock (or rights to acquire shares), if, as a result of, and giving effect to, such acquisition, any tenant would be regarded as a related party tenant for purposes of Section 856(b)(2)(B) of the Code (see "Federal Income Tax Considerations -- Requirements for Qualification -- Gross Income Tests" on page 21) and we would be considered to receive more than 0.5% of our gross annual revenue from Related Party Tenants.

         Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly or constructively under the applicable attribution rules of the Code, any shares of any class of our stock if such ownership or acquisition (1) would cause more than 50% in value our outstanding stock to be owned, either directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (2) would result in our stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (3) would otherwise result in our failing to qualify as a REIT.

         If any shareholder purports to transfer shares to a person and either the transfer would result in our failing to qualify as a REIT, or such transfer would cause the transferee to hold shares in excess of the Ownership Limit or Existing Holder Limit, the purported transfer will be null and void. In that event, the intended transferee will acquire no rights or economic interest in the shares, and the shareholder will be deemed to have transferred the shares of common stock to us in exchange for shares of Excess Stock, which will be deemed to be held by us as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership limit. In addition, if any person owns, either directly or constructively under the applicable attribution rules of the Code, shares of capital stock in excess of the applicable Ownership Limit, such person will be deemed to have exchanged the shares of capital stock that cause the Ownership Limit to be exceeded for an equal number of shares of Excess Stock, which will be deemed to be held by us as trustee of a trust for the exclusive benefit of the person or persons to whom the share can be transferred without violating the Ownership Limit.

         A person who holds or transfers shares such that shares of capital stock shall have been deemed to be exchanged for Excess Stock will not be entitled to vote the Excess Stock and will not be entitled to receive any dividends or distributions (any dividend or distribution paid on shares of capital stock prior to our discovery that such shares have been exchanged for Excess Stock shall be repaid to us upon demand, and any dividend or distribution declared but unpaid shall be rescinded). Such person shall have the right to designate a transferee of such Excess Stock so long as consideration received for designating such transferee does not exceed a price that is equal to the lesser of (1) in the case of a deemed exchange for Excess Stock resulting from a transfer, the price paid for the shares in such transfer or, in the case of a deemed exchange for Excess Stock resulting from some other event, the fair market value, on the date of the deemed exchange, of the shares deemed exchanged, and (2) the fair market value of the shares for which such Excess Stock will be deemed to be exchanged on the date of the designation of the transferee. For these purposes, fair market value on a given date is determined by reference to the average closing price for the five preceding days. The shares of Excess Stock so transferred will automatically be deemed to be exchanged for shares of capital stock. We may purchase Excess Stock for the lesser of the price paid or the average closing price for the five days immediately preceding such purchase. We may elect to redeem the Excess Stock for Units.

         If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decisions, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring such Excess Stock and to hold such Excess Stock on our behalf.

         All certificates representing shares of common stock will bear a legend referring to the restrictions described above.

         Every owner (or deemed owner) of more than 5% (or such lower percentage as required by the Code or regulations thereunder) in number or value of the issued and outstanding shares of capital stock, including common stock, must file a written notice with us containing the information specified in our charter no later than January 31 of each year. In addition, each shareholder shall be required upon demand to disclose to us in writing such information as we may request in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on our REIT status.

         The foregoing ownership limitations also may have the effect of preventing or hindering any attempt to acquire control of us without the consent of our Board of Directors.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent, Registrar and Dividend Disbursing Agent for the shares of common stock is First Union National Bank of North Carolina.

                               REGISTRATION RIGHTS

         We are a party to a registration rights agreement with John M. Forte relating to the shares of common stock being registered hereunder. Once the SEC declares that the registration statement (of which this prospectus is a part) is effective, we are required under the registration rights agreement to use our reasonable efforts to keep this registration statement continuously effective until the date on which all of the shares of common stock issued to the selling shareholders have been sold under this registration statement or Rule 144 of the Securities Act or can be sold freely without restriction. The benefits of the registration rights agreement lapse with respect to any shares that have been sold pursuant to the agreement or otherwise transferred without legal restriction on further transfer.

         The registration rights agreement requires that we pay all registration expenses relating to the common stock covered by this registration statement (other than underwriting discounts, selling commissions, fees and disbursements of counsel of the selling shareholders, and stock transfer taxes, if any). We also have agreed to indemnify each holder of common stock covered by the registration rights agreement, the trustees, directors, officers and employees of each holder and any person who controls any holder and each underwriter, its partners, officers, directors, employees and controlling persons, if any, against certain losses, claims, damages and expenses arising under the securities laws. In addition, each holder of common stock covered by the registration rights agreement has agreed to indemnify us and the other selling holders of such common stock, each of our respective trustees, directors and officers (including each officer who signs the registration statement on our behalf), and any person who controls us or any other selling holder against certain other losses, claims, damages and expenses arising under the securities laws with respect to written information furnished to us by such holder for use in this registration statement or any prospectus included herein.

                              SELLING SHAREHOLDERS

         We have issued 694,586 shares of common stock to John M. Forte and/or his subsequent transferees. The selling shareholders may resell the offered shares covered by this prospectus as provided under the Plan of Distribution section of this prospectus or as described in an applicable prospectus supplement.

         The following table provides the name of each selling shareholder, the number of offered shares of common stock owned by such selling shareholder before any offering to which this prospectus relates and the number of offered shares that may be offered by such selling shareholder. As used in this prospectus, the term "selling shareholder" also includes permitted transferees, assignees, donees, distributees, pledgees and/or successors in interest and subsequent transferees, assignees, donees, distributees, pledges and successors in interest, (as permitted under the merger agreement) of any person identified as a selling shareholder. Because the selling shareholders may sell all or some of their offered shares, no estimate can be made of the number of offered shares that will be sold by the selling shareholders or that will be owned by the selling shareholders upon completion of the offering. There is no assurance that the selling shareholders will sell any of the offered shares. The offered shares represent 3.36% of the number of shares of common stock outstanding as of November 30, 1999.


                                                                                   NUMBER OF
                                                                                SHARES OFFERED
NAME                                                                                   HEREBY
----                                                                            -----------------
John M. Forte..........................................................................694,586

                        FEDERAL INCOME TAX CONSIDERATIONS


GENERAL

         The following discussion summarizes the material federal income tax considerations to a prospective holder of our common stock. The following discussion is for general information only, is not exhaustive of all possible tax considerations, and is not intended to be and should not be construed as tax advice. For example, it does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws. For example, the discussion does not discuss all of the aspects of federal income taxation that may be relevant to insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States.

         The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of existing law. Any change of this kind could apply retroactively to transactions preceding the date of the change. Except as described below in "--Requirements for Qualification As a REIT--Gross Income Tests," we have not received any rulings from the IRS concerning our tax treatment. Therefore, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

         EACH PROSPECTIVE HOLDER OF COMMON STOCK IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF ITS PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF COMMON STOCK. THIS INCLUDES THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF COMMON STOCK, AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

OUR TAX TREATMENT

         We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 1994. We believe that our company is organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and we intend to continue to operate as a REIT. We cannot ensure, however, that we have operated in a manner so as to qualify as a REIT or that we will continue to operate as a REIT in the future. Our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis the various qualification tests imposed under the Internal Revenue Code. These tests must be met on a continuing basis through actual annual operating results, distribution levels and diversity of stock ownership. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, we cannot ensure that the actual results of our operations for any taxable year (our company) have satisfied or will satisfy the REIT requirements. Further, the anticipated income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "--Requirements for Qualification As a REIT--Failure to Qualify."

         The following is a general description of the Internal Revenue Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions are highly technical and complex. This description is qualified in its entirety by the applicable Internal Revenue Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

         In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we distribute currently to shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a corporation. However, we will be subject to federal income tax on any income that we do not distribute. In addition, in some circumstances, we will be subject to federal income tax on some types of income even though that income is distributed. Moreover, our property service business subsidiaries do not qualify as REITs and are subject to federal corporate income tax on their net income.

REQUIREMENTS FOR QUALIFICATION AS A REIT.

         ORGANIZATIONAL REQUIREMENTS. The Internal Revenue Code defines a REIT as a corporation, trust or association--

         (1)      that is managed by one or more trustees or directors;

         (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

         (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

         (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

         (5) the beneficial ownership of which is held by 100 or more persons;

         (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); and

         (7) that meets other tests, as described below, regarding the nature of its income and assets.

         The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We believe that we currently satisfy requirements (1) through (6). In addition, our charter includes restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in
(5) and (6) above. Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to holders of common stock requesting information regarding the actual ownership of the common stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

         GROSS INCOME TESTS. In order to maintain qualification as a REIT, we must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Investments relating to real property or mortgages on real property include "rents from real property" and, in some circumstances, interest. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

         Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. We believe that the portion of the rents that we receive that fails to qualify as "rents from real property" has not caused, and will not in the future cause, us to fail to comply with the 75% and 95% gross income tests. Our belief with respect to this matter, however, is based upon the advice of counsel with respect to certain technical issues regarding the determination of "rents from real property" that are not definitively answered under federal tax law. We cannot ensure that the IRS will agree with these conclusions.

         In addition, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to tenants. There are two exceptions to this rule. First, we can engage in these activities through an "independent contractor" from whom we derive no revenue. Second, for taxable years beginning after December 31, 2000, we will be able to engage in these activities through a "taxable REIT subsidiary." A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. For a further discussion of taxable REIT subsidiaries, see "--Asset Tests" below. In addition, the rule restricting us from operating or managing properties or furnishing or rendering services to tenants does not apply to the extent that the services we render are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." These services are referred to as permissible services.

         Smith L.P. and the property service businesses provide certain services with respect to our properties. The property service businesses are not independent contractors. We have received rulings from the IRS that the provision of some of the services provided by Smith L.P. and the property service businesses will not cause the rents received with respect to the properties to fail to qualify as "rents from real property." In addition, for our taxable years beginning after December 31, 2000, if one or more of our property service businesses elects to be treated as taxable REIT subsidiary, they will be permitted to provide services to our tenants that we currently must provide through an independent contractor. We should emphasize, though, that a final decision has not been made regarding which, if any, property service businesses will elect to be treated as taxable REIT subsidiaries.

         We also have received rulings from the IRS to the effect that certain revenues will qualify as "rents from real property." These revenues include the following:

         1.       rents from corporate apartments,

         2.       revenues from laundry equipment,

         3.       certain parking revenues, and

         4. certain revenues related to the provision of telephone and cable television services.

         Based upon our experience in the multifamily and retail property rental markets in which our properties are located, we believe that all services provided to tenants by us, whether through Smith L.P. or through the property service businesses, should be considered permissible services, although there can be no assurance that the IRS will not contend otherwise. In this regard, if Smith L.P. contemplates providing services in the future that reasonably might be expected not to meet the

"usual or customary" standard, we will arrange to have such services provided by an independent contractor from which we receive no income or, for taxable years beginning after December 31, 2000, a taxable REIT subsidiary.

         Even if we provide services that are not permissible services, rents received generally will qualify as rents from real property so long as the amount received for the "impermissible services" does not exceed a de minimis amount. Specifically, so long as the amount received by us for all of the impermissible services rendered at a specific property does not exceed one percent of all of the amounts we receive, directly or indirectly, from that property, then we can provide such services. The amount that we will be deemed to have received for performing "impermissible services" will be the greater of the actual amount received or 150% of the direct cost to us of providing those services.

         Smith L.P. may receive fees for the performance of property management and other services with respect to properties in which Smith L.P. has a partial interest. Only the portion of the management fee that corresponds to Smith L.P.'s interest in such properties will qualify as "rents from real property." The balance will not qualify. Smith L.P. also may receive certain other types of non-qualifying income. This income includes, for example, certain expense reimbursements, and dividends and interest from the property service businesses, which qualify under the 95% gross income test but not under the 75% gross income test. We believe, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

         If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the Internal Revenue Code. We cannot state, however, whether in all circumstances we would be entitled to this relief. Even if this relief applied, a 100% tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

         ASSET TESTS. In order to maintain qualification as a REIT, we are currently subject to certain tests relating to the composition of our assets. As described below, as a result of the Work Incentives Improvement Act, for our taxable years commencing after December 31, 2000, the third test listed below will be modified and we will become subject to a new asset test as described below. Currently, at the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets.

         1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities.

         2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

         3. Of the investments included in the 25% asset class, the value of any one issuer's securities we own may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities.

         Smith L.P. owns 100% of the nonvoting stock of each of the property service businesses. In addition, Smith L.P. holds notes from each of the property service businesses. By virtue of our ownership of units, we are considered to own our proportionate share of the assets of Smith L.P., including the securities of each of the property service businesses. Other than through our ownership of units, we do not own any assets in the 25% asset class. We believe that our share of the aggregate value of the securities of the property service businesses together with all other assets that do not qualify for purposes of the 75% test does not exceed 25% of the total value of our assets. We cannot ensure, however, that the IRS will not contend that our share of the aggregate value of these assets exceeds the 25% value limitation. In addition, we believe that the value of our share of the securities of each of the property service businesses individually does not exceed 5% of the total value of our assets. We cannot ensure, however, that the IRS will not contend either that the value of the securities of one or more of the property service businesses exceeds the 5% value limitation, or that all or some of the property service businesses shall be viewed as a single corporation for purposes of the 5% value limitation and that the value of the securities of that corporation exceeds the 5% value limitation.

         Smith L.P. does not own more than 10% of the outstanding voting securities of any of the property service businesses. Accordingly, we believe that we meet the 10% voting securities test. We cannot ensure, however, that the IRS will not contend that the nonvoting stock of one or more of the property service businesses should be considered "voting securities" for purposes of the 10% voting securities test.

         The 25% value test must be satisfied on the last day of each calendar quarter in which we acquire any securities in the 25% asset class. The 5% value test must be satisfied with respect to a property service business on the last day of each calendar quarter in which we acquire securities of that business. Accordingly, each time a unitholder exercises its right to redeem units and our interest in Smith L.P. increases, the requirement will have to be met. Although we plan to take steps to ensure that we satisfy the 25% and 5% value tests for any quarter with respect to which retesting is to occur, we cannot ensure that these steps always will be successful or will not require a reduction in Smith L.P.'s overall interest in the property service businesses.

         As a result of the Work Incentives Improvement Act, for taxable years beginning after December 31, 2000, the 5% value test and the 10% voting security test will be modified in two respects. First, the 10% voting securities test will be expanded so that we also will be prohibited from owning more than 10% of the value of the outstanding securities of any one issuer. Second, an exception to these tests will be created so that we will be permitted to own securities of a subsidiary that exceed the 5% value test and the new 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. We currently own more than 10% of the total value of the outstanding securities of each property service business. The expanded 10% vote or value test, however, will not apply to a property service business unless it engages in a substantial new line of business or acquires any substantial asset or we acquire any securities in the property service businesses after July 12, 1999. At least two of the property service businesses will make the taxable REIT subsidiary election, but a final decision has not been made regarding which of the other property service businesses, if any, will elect to be treated as taxable REIT subsidiaries. For taxable years beginning after December 31, 2000, under a new asset test not more than 20% of the value of our total assets will be permitted to be represented by securities of taxable REIT subsidiaries.

         ANNUAL DISTRIBUTION REQUIREMENTS. To qualify as a REIT, we generally must distribute dividends to our shareholders in an amount at least equal to --

         1. the sum of (a) 95% (90% for taxable years beginning after December 31, 2000) of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 95% (90% for taxable years beginning after December 31, 2000) of our net income after tax, if any, from foreclosure property, MINUS

         2. the sum of certain items of noncash income.

Distributions must be made either during the taxable year to which they relate or, if specific procedures are followed, during the subsequent taxable year. We will be subject to tax on amounts not distributed at regular capital gains and ordinary income rates.

         In addition, if we fail to distribute during each calendar year at least the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years, we will be subject to a 4% nondeductible excise tax on the excess of this required amount over the sum of the amounts we actually distribute and amounts retained with respect to which we pay federal income tax.

         We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet the 95% (90% for taxable years beginning after December 31, 2000) distribution requirement. In that event, we may cause Smith L.P. to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

         FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

TAX ASPECTS OF OUR INVESTMENTS IN SMITH L.P. AND THE PROPERTY SERVICE BUSINESSES

         GENERAL. All of our investments are through Smith L.P. Smith L.P. holds substantially all the real estate properties through some of the subsidiary partnerships. This structure may involve special tax considerations. These tax considerations include the following:

         1. the allocations of income and expense items of Smith L.P. and those subsidiary partnerships, which could affect the computation of our taxable income;

         2. the status of Smith L.P. and each applicable subsidiary partnership as partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

         3. the taking of actions by Smith L.P. or any of those subsidiary partnerships that could adversely affect our qualification as a REIT.

         We believe that Smith L.P. and each of the subsidiary partnerships will be treated for tax purposes as a partnership (and not as an association taxable as a corporation). If, however, Smith L.P. or any of the subsidiary partnerships were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.

         TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Smith L.P. was formed by way of contributions of appreciated property, including certain of the apartment properties, at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a "book-tax difference."

         Smith L.P.'s partnership agreement requires that all allocations of partnership income, gain and loss be made in a manner consistent with Section 704(c) of the Internal Revenue Code and applicable regulations. Therefore, allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of Smith L.P. However, the special allocation rules of Section 704(c) of the Internal Revenue Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties in the hands of Smith L.P. could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties in the hands of Smith L.P. could cause us to possibly to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale.

         PROPERTY SERVICE BUSINESSES. A significant portion of the amounts used by Smith L.P. to fund distributions to partners, which in turn are used by us to fund distributions to holders of common stock, comes from the property service businesses, through payments on notes issued by the property service businesses and dividends on nonvoting stock of the property service businesses held by Smith L.P. The property service businesses do not qualify as REITs and therefore pay federal, state and local income taxes on their net income at normal corporate rates. To the extent that they do so, the cash available for distribution to shareholders will be reduced accordingly.

         The property service businesses attempt to limit the amount of those taxes. We cannot ensure, however, whether or the extent to which measures taken to limit taxes will be successful. Even if those measures are successful, future increases in the income of the property service businesses inevitably will be subject to income tax. Moreover, as described above in "--Requirements for Qualification As a REIT--Gross Income Tests" and "--Asset Tests," two or more of the property service businesses will elect to be treated as a taxable REIT subsidiary for years commencing after December 31, 2000. The property service businesses that make this election will be restrained in their ability to limit their tax liability for two reasons. First, taxable REIT subsidiaries will be limited in their ability to deduct interest payments made to an affiliated REIT. Accordingly, if a property service businesses elects to be treated as a taxable REIT subsidiary, it will be limited significantly in its ability to deduct interest payments on notes issued to Smith L.P. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to Smith L.P. by the property service businesses that elect to be treated as taxable REIT subsidiaries.

         Our ownership of the securities of the property service businesses currently is subject to certain asset tests. Although, these tests will change for our taxable years beginning after December 31, 2000, they will continue to restrict the ability of the property service businesses to increase the size of their respective businesses unless the value of the assets of Smith L.P. increase at a commensurate rate. In addition, Smith L.P. currently is prohibited from exercising control over any of the property service businesses. For our taxable years beginning after December 31, 2000, Smith L.P. will continue to be prohibited from exercising control over each property service business that does not elect to be treated as taxable REIT subsidiary. For a more detailed discussion of the ownership limitations relating to our ownership of the property service businesses, see "--Requirements for Qualification As a REIT--Asset Tests," above.

TAXATION OF SHAREHOLDERS

         TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As used herein, the term "U.S. shareholder" means a holder of common stock who for United States federal income tax purposes is --

         1.       a citizen or resident of the United States,

         2. a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States,

         3. an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or

         4. a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

         As long as we qualify as a REIT, distributions made to our taxable U.S. shareholders out of current or accumulated earnings and profits, which are not designated as capital gain dividends, will be taken into account by them as ordinary income. Corporate shareholders will not be eligible for the dividends received deduction with respect to these dividends. For purposes of determining whether the distributions on shares of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to shares of preferred stock and second to shares of common stock. We cannot ensure that we will have sufficient earnings and profits to cover any distributions on preferred stock or common stock.

         To the extent they do not exceed our actual net capital gain for the taxable year, distributions that are designated as capital gain dividends will be taxed to taxable non-corporate U.S. shareholders as gains from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period non-corporate shareholders have held their stock. Non-corporate U.S. shareholders include individuals, estates, and trusts. On November 10, 1997, the IRS issued Notice 97-64, which provides generally that we may classify portions of our designated capital gain dividend in the following categories:

         1. a 20% gain distribution, which would be taxable to taxable non-corporate U.S. shareholders at a maximum rate of 20%,

         2. an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. shareholders at a maximum rate of 25%, or

         3. a 28% gain distribution which would be taxable to taxable non-corporate U.S. shareholders at a maximum rate of 28%.

         In light of the IRS Restructuring and Reform Act of 1998, which eliminates the 18-month holding period that was required to be met to take advantage of the lowest capital gain tax rates, the IRS is expected to issue clarifying guidance regarding the designation of REIT capital gain dividends. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

         To the extent that they do not exceed our actual net capital gain for the taxable year, distributions made by us that are properly designated as capital gain dividends will be taxable to taxable corporate U.S. shareholders as long-term capital gain. This tax treatment applies regardless of the period corporate shareholders have held their stock. Those corporate U.S. shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a taxable U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce the adjusted basis of such common stock. To the extent that distributions exceed the adjusted basis of a taxable U.S. shareholder's common stock, they will be included in income as capital gains, assuming the common stock is a capital asset in the hands of the shareholder.

         In general, a taxable U.S. shareholder will realize gain or loss on the disposition of common stock equal to the difference between the amount of cash and the fair market value of any property received on such disposition and the U.S. shareholder's adjusted basis of such common stock. This gain or loss will be capital gain or loss if the common stock has been held as a capital asset. In the case of a taxable U.S. shareholder that is a corporation, such capital gain or loss will be long-term capital gain or loss if such common stock has been held for more than one year. Generally, in the case of a taxable non-corporate U.S. shareholder, such capital gain or loss will be taxed for dispositions occurring after December 31, 1997, at a maximum rate of 20%, and for dispositions occurring after December 31, 2000, at a maximum rate of 18% if the common stock is acquired after December 31, 2000 and held for more than five years. The Taxpayer Relief Act of 1997 allows the IRS to issue regulations relating to how the act's new capital gain rates will apply to sales of capital assets by "pass-through entities," which include REITs such as us, and to sales of interests in "pass-through entities." The IRS has proposed regulations under this authority, but as proposed, the regulations do not apply to the taxation of gain and loss realized on the disposition of common stock. However, the proposed regulations could be revised to apply to the disposition of common stock, and additional regulations that would apply to the disposition of common stock could be promulgated. Shareholders are urged to consult with their own tax advisors with respect to the rules contained in the Taxpayer Relief Act.

         Loss upon a sale or exchange of common stock by a taxable U.S. shareholder who has held the common stock for six months or less, after applying certain holding period rules, will be treated as long-term capital loss to the extent the distributions from us are required to be treated by the shareholder as long-term capital gain. For a taxable non-corporate U.S. shareholder, the long-term capital loss will be apportioned among the applicable long-term capital gain groups to the extent that distributions received by such U.S. shareholder were previously so treated.

         We may elect to require the holders of common stock to include our undistributed net capital gains in their income. If we make this election, the holders of common stock will include in their income as long-term capital gains their proportionate share of such undistributed capital gains. They will be deemed to have paid their proportionate share of the tax paid by us on the undistributed capital gains and receive in return a credit or refund for this amount. A holder of common stock will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

         Under certain circumstances, U.S. shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

         TAXATION OF TAX-EXEMPT SHAREHOLDERS. We do not expect our distributions to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its common stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and the common stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. For a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501
(c)(7), (c)(9), (c)(17) or (c)(20), respectively, income from an investment in us will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve so as to offset the income generated by its investment in us. The prospective shareholder should consult its own tax advisors concerning these "set aside" and reserve requirements.

         Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts." A REIT is a "pension held REIT" if it meets the following two tests:

         1. it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code, added by the 1993 Act, provides that stock owned by qualified trusts shall be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

         2. either at least one such qualified trust holds more than 25% by value, of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

         The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A DE MINIMIS exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. Based on the current estimated ownership of our common and preferred stock and as a result of certain limitations on transfer and ownership of common and preferred stock contained in the our charter, we believe that we should not be classified as a "pension held REIT."

         TAXATION OF FOREIGN SHAREHOLDERS. In the following paragraphs, nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders will be referred to collectively as foreign shareholders. The rules governing U.S. federal income taxation of foreign shareholders are complex. No attempt will be made in the following paragraphs to provide more than a limited description of these rules. Prospective foreign shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in common stock, including any reporting requirements.

         Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests or are not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a foreign shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a foreign shareholder's common stock, they will give rise to tax liability if the foreign shareholder otherwise would be subject to tax on any gain from the sale or disposition of his common stock as described below.

         As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that we will be required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, or a lower applicable treaty rate, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30%, or a lower applicable treaty rate, will be subject to withholding at a rate of 10%. However, the foreign shareholder may seek a refund of such amounts from the IRS if it subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded our foreign shareholder's United States tax liability, if any, with respect to the distribution.

         Distributions to a foreign shareholder that are designated by us as a capital gain dividend, other than those arising form the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless the investment in the common stock is effectively connected with a U.S. trade or business or the foreign shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a tax home in the US. We will be required to withhold and remit to the IRS 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend.

         For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of U.S. real property interests will be taxed to a foreign shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. This tax treatment will apply whether or not the distributions are designated as a capital gain dividend. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate foreign shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that we could designate as a capital gain dividend. This amount is creditable against the foreign shareholder's FIRPTA tax liability.

         Although the law is not clear on the matter, it appears that amounts we designate pursuant to the Taxpayer Relief Act as undistributed capital gains in respect of shares of common stock generally should be treated with respect to foreign shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, foreign shareholders would be able to offset as a credit against the resulting United States federal income tax liability their proportionate share of the tax we paid on such undistributed capital gains. Also under that approach, foreign shareholders would be able to receive from the IRS a refund to the extent their proportionate share of the tax we paid exceeded their actual United States federal income tax liability.

         Gain recognized by a foreign shareholder upon a sale of common stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT." Generally, a "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock was held directly or indirectly by foreign persons. We believe that we currently are a "domestically controlled REIT," and, therefore, the sale of common stock generally will not be subject to taxation under FIRPTA. If gain on the sale of common stock were to be subject to tax under FIRPTA, foreign shareholders would be subject to the same treatment as U.S. shareholders with respect to this gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. The purchaser of common stock from a foreign shareholder would be required to withhold and remit to the IRS 10% of the purchase price.

         BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding tax generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements. Backup withholding tax and information reporting will generally not apply to distributions paid to foreign shareholders outside the United States that are treated as --

         1. dividends subject to the 30% (or lower treaty rate) withholding tax discussed above,

         2.       capital gains dividends, or

         3. distributions attributable to gain from our sale or exchange of United States real property interests.

         As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common stock by a foreign office of a broker that --

         1.       is a United States person,

         2. derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or

         3. is a "controlled foreign corporation," generally, a foreign corporation controlled by United States shareholders, for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a foreign shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption.

         Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a foreign shareholder, or otherwise establishes an exemption. A foreign shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

         The IRS has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. Pursuant to IRS Notice 98-16, these regulations generally will be effective for payments made after December 31, 2000, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate). A foreign shareholder should consult its own advisor regarding the effect of these regulations.

OTHER TAX CONSIDERATIONS

         STATE AND LOCAL TAXES; DISTRICT OF COLUMBIA UNINCORPORATED BUSINESS TAX. Our company and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in common stock.

         In this regard, the District of Columbia imposes an unincorporated business income tax, at an effective rate of 9.975% on the "District of Columbia taxable income" of partnerships doing business in the District of Columbia. Because some of our properties are located in the District of Columbia, the partnership owning these properties will be subject to this tax. In effect, our share of the "District of Columbia taxable income" attributable to properties located in the District of Columbia will be subject to this tax. Smith L.P. and its subsidiary partnerships will attempt to reduce the amount of income that is considered "District of Columbia taxable income." However, it is likely that some portion of the income attributable to properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent Smith L.P. or a subsidiary partnership is required to pay this tax, the cash available for distribution to us and, therefore, to our shareholders as dividends will be reduced. Moreover, our shareholder will not receive a credit against its own state income tax liability for its share of any District of Columbia unincorporated business income tax paid by Smith L.P. or a subsidiary partnership. This tax would not apply if we were to own and operate our assets directly, rather than through Smith L.P. However, our ability to eliminate Smith L.P. and thus own its assets directly is severely limited.

                              PLAN OF DISTRIBUTION


         Any of the selling shareholders may from time to time, in one or more transactions, sell all or a portion of the offered shares on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which the common stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered shares from time to time will be determined by the selling shareholders and, at the time of such determination, may be higher or lower than the market price of the common stock on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of the offered shares for whom they may act as agents, and underwriters may sell the offered shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The offered shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered shares may be sold include:

         - a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - an exchange distribution in accordance with the rules of the New York Stock Exchange;

         - privately negotiated transactions; and

         - underwritten transactions.

         The selling shareholders and any underwriters, dealers or agents participating in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling shareholders and any commissions received by an such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

         When a selling shareholder elects to make a particular offer of the offered shares, this prospectus and a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.

         In order to comply with the securities laws of certain states, if applicable, the offered shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the offered shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and stock transfer and other taxes attributable to the sale of the offered shares. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of the offered shares, and their respective directors, trustees, officers, partners, agents, employees and affiliates, may be entitled to indemnification by us against specified liabilities, including liabilities, losses, claims, damages and expenses and any actions or proceedings arising under the securities laws in connection with this offering, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. We also have agreed to indemnify each of the selling shareholders and each person who controls (within the meaning of the Securities Act) such selling shareholder, and their respective directors, trustees, officers, partners, agents, employees and affiliates, against specified losses, claims, damages, liabilities and expenses and any actions or proceedings arising under the securities laws in connection with this offering. Each of the selling shareholders has agreed to indemnify us, each person who controls us (within the meaning of the Securities Act), underwriters, dealers and agents, and each of our and their directors, trustees, officers, partners, agents, employees and affiliates, against specified losses, claims, damages, liabilities and expenses arising and any actions or proceedings under the securities laws in connection with this offering with respect to written information furnished to us by such selling shareholder, provided, however, that the indemnification obligation is several, not joint, as to each selling shareholder.


                       WHERE YOU CAN FIND MORE INFORMATION


         This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of each document.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

         450 Fifth Street. N.W.             7 World  Trade Center                   500 West Madison Street
         Room 1024                          Suite 1300                              Suite 1400
         Washington, D.C.  20549            New York, New York  10048               Chicago, Illinois  60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         Our SEC filings can also be read at the following address:

         New York Stock Exchange
         20 Broad Street
         New York, New York  10005

         Our SEC filings are also available to the public on the SEC's Web Site at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

         1. Registration Statement on Form 8-A filed on August 16, 1994 registering our common stock under Section 12(b) of the Exchange Act.

         2. Registration Statement on Form 8-A filed on December 9, 1998 registering our rights under Section 12(b) of the Exchange Act.

         3. Annual Report on Form 10-K for the year ended December 31, 1998 (amended on Form 10-K/A).

         4. Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, the quarter ended June 30, 1999 and the quarter ended September 30, 1999.

         5. Current Reports on Form 8-K dated January 5, 1999 (amended on Form 8-K/A), January 27, 1999, July 2, 1999 (amended on Form 8-K/A) and September 8, 1999.

         You may request a copy of these filings (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), at no cost, by writing or calling us at the following address

                           Charles E. Smith Residential Realty, Inc.
                           2345 Crystal Drive
                           Arlington, Virginia  22202
                           Attention: Mr. Gregory Samay, Vice President and Treasurer
                           (703) 769-1000

         You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted.


                                     EXPERTS


         Our financial statements for the fiscal year ended December 31, 1998 and the related schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 9, 1999 relating to such financial statements, and are included in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving such report.

         The consolidated balance sheets of Countryside Residential Partners, Ltd. as of December 31, 1998, and the related consolidated statements of income, changes in partners' capital and cash flows incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Klayman & Korman LLC, independent public accountants, as indicated in their report dated February 1, 1999, and are included in this prospectus in reliance upon the authority of Klayman & Korman LLC as experts in giving such report.

         The balance sheet of Somerset Limited Partnership as of December 31, 1998, and the related statements of income, changes in partners' capital and cash flows incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Klayman & Korman LLC, independent public accountants, as indicated in their report dated February 3, 1999, and are included in this prospectus in reliance upon the authority of Klayman & Korman LLC as experts in giving such report.

         The balance sheet of 2900 Van Ness Associates as of December 31, 1998, and the related statements of operations, partners' capital and cash flows incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Ernst & Young LLP, independent public accountants, as indicated in their report dated May 25, 1999, and are included in this prospectus in reliance upon the authority of Ernst & Young LLP as experts in giving such report.


                                  LEGAL MATTERS


         In connection with this prospectus, Hogan & Hartson L.L.P., Washington, D.C. has provided its opinion as to the validity of the issuance of the common stock offered by this prospectus and the discussion of tax matters in this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



YOU SHOULD RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE COMMON STOCK IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.












                                TABLE OF CONTENTS

                                                 PAGE

PROSPECTUS SUMMARY...............................   1
RISK FACTORS.....................................   4
DESCRIPTION OF CAPITAL STOCK.....................   8
REGISTRATION RIGHTS..............................  13
SELLING SHAREHOLDERS.............................  14
FEDERAL INCOME TAX CONSIDERATIONS................  15
PLAN OF DISTRIBUTION.............................  28
WHERE YOU CAN FIND MORE INFORMATION..............  28
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..  28
EXPERTS..........................................  29
LEGAL MATTERS....................................  30







                                [GRAPHIC OMITTED]







                                 694,586 SHARES




                                CHARLES E. SMITH
                            RESIDENTIAL REALTY, INC.




                                  COMMON STOCK







                                   PROSPECTUS










                                DECEMBER __, 1999



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

Registration
Fee.......................................................................................     $     5,770
Printing and Duplicating Expenses.........................................................           1,000
Legal Fees and Expenses...................................................................          30,000
Accounting Fees and Expenses..............................................................          10,000
Blue Sky Fees and Expenses................................................................           5,000
Miscellaneous.............................................................................           1,000
                                                                                               -----------

Total.....................................................................................     $    52,770
                                                                                               ===========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our officers and directors are and will be indemnified under Maryland law, our charter, and our partnership agreement of Smith L.P. against certain liabilities. Our charter requires us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of Maryland. Our charter also provides that, to the fullest extent permitted under Maryland law, our directors and officers will not be liable to us and our shareholders for money damages.

         Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or
(ii) such person actually received an improper personal benefit in money property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding; but, if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director's official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification.

         The partnership agreement also provides for indemnification of us, or any of our directors or officers, in our capacity as general partner of Smith L.P., from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of Smith L.P. as set forth in the partnership agreement.

ITEM 16. EXHIBITS

          3.1a    Our Amended and Restated Articles of Incorporation
          3.2b    Articles Supplementary relating to Series A
                  Cumulative Convertible Redeemable Preferred Stock
          3.3c    Articles Supplementary relating to Series B
                  Cumulative Convertible Redeemable Preferred Stock
          3.4c    Certificate of Correction relating to Series B Cumulative
                  Convertible Redeemable Preferred Stock
          3.5d    Articles Supplementary relating to Series C Cumulative
                  Redeemable Preferred Stock
          3.6e    Certificate of Correction relating to Series C Cumulative
                  Redeemable Preferred Stock
          3.7f    Articles Supplementary relating to Series D Junior
                  Participating Preferred Stock

          3.8g    Articles Supplementary relating to Series E, F and G
                  Cumulative Convertible Redeemable Preferred Stock
          3.9h    Articles Supplementary relating to Series H
                  Cumulative Convertible Redeemable Preferred Stock
          3.10i   Our Amended and Restated Bylaws
          4.1j    First Amended and Restated Agreement of Limited Partnership of
                  Smith L.P., as amended
          4.2j    Certificate of Limited Partnership of Smith L.P.
          4.3k    Rights Agreement
          5.1     Opinion of Hogan & Hartson L.L.P. regarding legality of the
                  Common Stock
          8.1     Opinion of Hogan & Hartson L.L.P. regarding certain tax
                  matters
         23.1     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
         23.2     Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
         23.3     Consent of Arthur Andersen LLP
         23.4     Consent of Klayman & Korman LLC
         23.5     Consent of Klayman & Korman LLC
         23.6     Consent of Ernst & Young LLP
         24       Power of Attorney (included on signature page (II-4))

---------------------
a Incorporated by reference to Exhibit 3.1 to our registration statement on Form S-11 (File No. 33-75288).
b Incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-13174).
c Incorporated by reference to Exhibit 4.1 to our current report on Form 8-K dated October 3, 1997 (File No. 1-13174).
d Incorporated by reference to Exhibit 3.5 to our registration statement on Form S-3 (File No. 333-17053).
e Incorporated by reference to Exhibit 3.6 to our registration statement on Form S-3 (File No. 333-17053).
f Incorporated by reference to Exhibit 99.1 to our current report on Form 8-K dated December 2, 1998 (File No. 1-13174).
g Incorporated by reference to Exhibits 99.1, 99.2 and 99.3, respectively, to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-13174).
h Incorporated by reference to Exhibit 99.1 to our quarterly report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-13174).
i Incorporated by reference to Exhibit 3.2 to our registration statement on Form S-3 (File No. 33-93986).
j Incorporated by reference to the same titled and numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-13174).
k Incorporated by reference to Exhibit 99.1 to our current report on Form 8-K dated December 2, 1998 (File No. 1-13174).

ITEM 17.      UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial BONA FIDE offering thereof. The undersigned Registrant hereby further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on December 23, 1999.

                          CHARLES E. SMITH RESIDENTIAL REALTY, INC.



                          By:      /S/ Ernest A. Gerardi, Jr.
                                   --------------------------
                                   Name:  Ernest A. Gerardi, Jr.
                                   Title: President and Chief Operating Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ernest A. Gerardi, Jr. and Robert
D. Zimet, or either one of them, as true and lawful attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  NAME                             TITLE                                            DATE






/s/ Robert H. Smith                              Co-Chairman of the Board, Co-Chief             December 23, 1999
------------------------------------------
Robert H. Smith                                  Executive Officer, and Director


/s/ Robert P. Kogod                              Co-Chairman of the Board, Co-Chief             December 23, 1999
------------------------------------------
Robert P. Kogod                                  Executive Officer, and Director


/s/ Ernest A. Gerardi, Jr.                       President, Chief Operating Officer,            December 23, 1999
------------------------------------------
Ernest A. Gerardi, Jr.                           and Director


/s/ Wesley D. Minami                             Senior Vice President and Chief Financial      December 23, 1999
------------------------------------------
Wesley D. Minami                                 Officer


/s/ Steven E. Gulley                             Controller, and Chief Accounting Officer       December 23, 1999
------------------------------------------
Steven E. Gulley


/s/ Charles B. Gill                              Director                                       December 23, 1999
------------------------------------------
Charles B. Gill


/s/ R. Michael McCullough                        Director                                       December 23, 1999
------------------------------------------
R. Michael McCullough


/s/ Mandell J. Ourisman                          Director                                       December 23, 1999
------------------------------------------
Mandell J. Ourisman


/s/ L. Ronald Scheman                            Director                                       December 23, 1999
------------------------------------------
L. Ronald Scheman

                                  EXHIBIT INDEX


EXHIBIT                                                                                          SEQUENTIALLY
NUMBER            EXHIBIT DESCRIPTION                                                            NUMBERED PAGE
------            -------------------                                                            -------------

         3.1a     Our Amended and Restated Articles of Incorporation.............................
         3.2b     Articles Supplementary relating to Series A Cumulative
                  Convertible Redeemable Preferred Stock.........................................
         3.3c     Articles Supplementary relating to Series B Cumulative
                  Convertible Redeemable Preferred Stock.........................................
         3.4c     Certificate of Correction relating to Series B Cumulative
                  Convertible Redeemable Preferred Stock.........................................
         3.5d     Articles Supplementary relating to Series C Cumulative
                  Redeemable Preferred Stock.....................................................
         3.6e     Certificate of Correction relating to Series C Cumulative
                  Redeemable Preferred Stock.....................................................
         3.7f     Articles Supplementary relating to Series D Junior
                  Participating Preferred Stock..................................................
         3.8g     Articles Supplementary relating to Series E, F and G
                  Cumulative Convertible Redeemable Preferred Stock..............................
         3.9h     Articles Supplementary relating to Series H
                  Cumulative Convertible Redeemable Preferred Stock..............................
         3.10i    Our Amended and Restated Bylaws................................................
         4.1j     First Amended and Restated Agreement of Limited Partnership ...................
                  of Smith L.P., as amended......................................................
         4.2j     Certificate of Limited Partnership of Smith L.P................................
         4.3k     Rights Agreement...............................................................
         5.1      Opinion of Hogan & Hartson L.L.P. regarding legality of the
                  Common Stock...................................................................
         8.1      Opinion of Hogan & Hartson L.L.P. regarding certain tax
                  matters........................................................................
        23.1      Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)....................
        23.2      Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)....................
        23.3      Consent of Arthur Andersen LLP.................................................
        23.4      Consent of Klayman & Korman LLC................................................
        23.5      Consent of Klayman & Korman LLC................................................
        23.6      Consent of Ernst & Young LLP...................................................
        24        Power of Attorney (included on signature page (II-4))

---------------------
a Incorporated by reference to Exhibit 3.1 to our registration statement on Form S-11 (File No. 33-75288).
b Incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-13174).
c Incorporated by reference to Exhibit 4.1 to our current report on Form 8-K dated October 3, 1997 (File No. 1-13174).
d Incorporated by reference to Exhibit 3.5 to our registration statement on Form S-3 (File No. 333-17053).
e Incorporated by reference to Exhibit 3.6 to our registration statement on Form S-3 (File No. 333-17053).
f Incorporated by reference to Exhibit 99.1 to our current report on Form 8-K dated December 2, 1998 (File No. 1-13174).
g Incorporated by reference to Exhibits 99.1, 99.2 and 99.3, respectively, to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-13174).
h Incorporated by reference to Exhibit 99.1 to our quarterly report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-13174).
i Incorporated by reference to Exhibit 3.2 to our registration statement on Form S-3 (File No. 33-93986).
j Incorporated by reference to the same titled and numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-13174).
k Incorporated by reference to Exhibit 99.1 to our current report on Form 8-K dated December 2, 1998 (File No. 1-13174).